                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For:   Evans Bancorp, Inc.                  Contact:  Mark DeBacker, Treasurer
       14-16 North Main Street              Phone:    (716) 549-1000
       Angola, New York  14006              Fax:      (716) 549-0720




         EVANS BANCORP CORRECTS 2002 HISTORICAL COMPARATIVE INFORMATION REPORTED IN ITS JANUARY 27, 2004 EARNINGS PRESS RELEASE AND ANNOUNCES A
                    SEMI-ANNUAL DIVIDEND OF $0.33 PER SHARE

ANGOLA, N.Y.-FEBRUARY 18, 2004-Evans Bancorp, Inc. (Nasdaq: EVBN) the holding company for Evans National Bank, a commercial bank with nine branches in Western New York, and approximately $334.7 million in assets, today reported an inadvertent error in its January 27, 2004 earnings press release, which reported 2003 year-to-date and fourth quarter 2003 earnings. The historical fourth quarter 2002 and year-to-date 2002 net income per share and average shares outstanding, which were presented for comparative purposes to the corresponding 2003 amounts, were not retroactively adjusted to reflect the December 2003 special five percent stock dividend. The fourth quarter 2002 and year-to-date 2002 net income per share should have been reported as $0.35 and $1.48, respectively, rather than $0.37 and $1.55, as originally reported, and average shares outstanding (in thousands) - basic and diluted for the fourth quarter 2002 and year-to-date 2002 should have been reported as 2,451 and 2,442, rather than 2,334 and 2,325, as originally reported. All 2003 amounts were properly stated within the January 27, 2004 press release. A corrected copy of the January 27, 2004 press release in its entirety is posted on our website at www.evansbancorp.com.

The Company also announced that its Board of Directors has declared a semi-annual dividend of thirty-three cents ($0.33) per share on its outstanding common stock. The dividend is payable on April 6, 2004 to shareholders of record as of March 16, 2004. This dividend represents an approximate 3.1% increase over the amount of the semi-annual dividend paid to shareholders in October 2003, which was thirty-two cents ($0.32) per share, and an approximate 10.0% increase over the amount of the semi-annual dividend paid to shareholders in April 2003, which was thirty cents ($0.30) per share. The amounts of the October and April 2003 dividends per share have been retroactively adjusted to reflect the December 2003 special five percent stock dividend for comparative purposes.

Evans Bancorp, Inc. is the holding company for Evans National Bank, a commercial bank with nine branches located in Western New York, which had approximately $334.7 million in assets and approximately $266.3 million in deposits at December 31, 2003. Evans National Bank also owns 100% of the capital stock of M&W Agency, Inc., a retail property and casualty insurance agency with eleven offices in Western New York, and 100% of the capital stock of ENB Associates, Inc. which provides non-deposit investment products. Evans Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol EVBN.

This press release includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenues and earnings. These statements are not historical facts or guarantees of future performance events or results. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such forward-looking statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission. Forward looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.